Amendment No. 1

To the Master Agreement

Dated December 7, 2000

Between

Ecolab Inc.

and

Henkel KGaA

1.             Section 6.1 is amended as follows:

The date "January 2, 2002" is replaced by the date "November 30, 2001".  The hour of the Closing "at 11:00 a.m., local time" is replaced by "effective as of 23:59 hours".

2.             Section 8.11 is amended to read in its entirety as follows:

"The parties shall cause the JV Entities prior to the Closing Date to declare a dividend consistent with past practice with respect to the earnings of the JV Entities (taken as a whole) for the fiscal year ending November 30, 2001 less the amount of USD 4 million."

3.             All other terms, conditions and provisions of the Master Agreement shall remain in full force and effect and are not amended hereby.

Düsseldorf / St. Paul, September 12, 2001

Henkel KGaA		Ecolab Inc.

By:

/s/ Steinebach	/s/ Kühn	/s/ Lawrence T. Bell
Dr. Steinebach	Kühn	Lawrence T. Bell